UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2007

MITTAL STEEL USA INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31926 (Commission File Number)	71-0871875 (I.R.S. Employer Identification No.)
1 SOUTH DEARBORN STREET, CHICAGO, ILLINOIS 60603-9888
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: 312-899-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions: (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 8, 2007, Mittal Steel USA Inc. (the “Company”) entered into a Second Supplemental Indenture (the “Supplemental Indenture”) by and among the Company, Mittal Steel Company N.V. (“Mittal Steel”) and The Bank of New York, as trustee (the “Trustee”), which supplements that certain Indenture, dated as of April 14, 2004 (the “Indenture”), as supplemented by a First Supplemental Indenture, dated as of August 23, 2004, by and among the Company (formerly known as International Steel Group Inc.), certain subsidiaries of the Company and the Trustee. Among other things, the Supplemental Indenture amended a covenant contained in the Indenture to substitute the periodic reports Mittal Steel is required to file, furnish or transmit pursuant to Section 314(a) of the Trust Indenture Act for the periodic reports that the Company is required to file with the Securities and Exchange Commission (the “SEC”). Under the terms of the Supplemental Indenture, Mittal Steel guaranteed the 6.500% Senior Notes due 2014 (the “Notes”) issued by the Company in exchange for the consent of the holders of a majority in aggregate principal amount of the Notes to the amendments to the Indenture. As a result of the amendments to the Indenture, the Company is no longer obligated under the Indenture to file periodic reports with the SEC. A copy of the Supplemental Indenture is filed herewith as Exhibit 99.1 and is incorporated by reference herein in its entirety.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibit 99.1 Second Supplemental Indenture, dated as of March 8, 2007, by and among Mittal Steel USA Inc., Mittal Steel Company N.V. and The Bank of New York.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MITTAL STEEL USA INC.
Date: March 8, 2007	By:	/s/ Carlos M. Hernandez
	Name:	Carlos M. Hernandez
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Second Supplemental Indenture, dated as of March 8, 2007, by and among Mittal Steel USA Inc., Mittal Steel Company N.V. and The Bank of New York.